80 East Rio Salado Pkwy, Suite 610
Tempe, AZ 85281 USA
PH: +1 480.333.3700
www.MedAire.com
ASX: MDE

CONTACT: MedAire, Inc.

JILL DRAKE

+1.480.333.3700

jdrake@medaire.com

JILL DRAKE

480-333-3700

jdrake@medaire.com

FOR IMMEDIATE RELEASE

MedAire to Offer NBAA Attendees Free Cholesterol Testing

TEMPE, Ariz. – Aug. 31, 2007 – For the 19th year at the NBAA convention, medical education, expertise, and equipment provider MedAire, Inc. (ASX:MDE) will offer attendees free cholesterol testing at its booth (# 3217, adjacent to Jet Aviation and Gulfstream) on the tradeshow floor.

Test results will be made available within 5 minutes and can be discussed with one of two emergency physicians: MedAire medical director Dr. David Streitwieser or Dr. Moneesh Bhow, an emergency physician in MedAire’s MedLink Global Response Center.

“Last year, nearly 600 conference-goers took advantage of this critical test during the first two days of the three-day conference,” said Dr. Streitwieser. “Because cholesterol levels tend to rise with age, they should be checked often. Serum cholesterol must be tested in everyone since it cannot be predicted based upon a person’s level of fitness, diet or heredity alone.”

The American Heart Association estimates that nearly 106 million Americans have total cholesterol of 200 mg/dL or higher, a level at which cardiovascular risk begins to rise. Additionally, 36.6 million of the U.S. adult population has high blood cholesterol levels. According to the AHA.org, your total blood cholesterol will fall into one of these categories:

•	Desirable — Less than 200 mg/dL

•	Borderline high risk — 200–239 mg/dL

•	High risk — 240 mg/dL and over

LDL (bad) cholesterol transports cholesterol to the tissues building cholesterol plaques in vessel walls. LDL cholesterol ranges include:

•	Desirable — Less than 100mg/dL

•	Borderline high risk — 100-159 mg/dL

•	High risk — 160 mg/dL and over

HDL (good) cholesterol is believed to transport cholesterol from the vessel walls back to the liver.
HDL cholesterol ranges include:

•	Desirable — Greater than 55-60 mg/dL

•	Acceptable — 40-54 mg/dL

•	High risk — Less than 40 mg/dL

“High cholesterol levels usually do not cause any physical signs or symptoms before cardiovascular disease develops,” said Dr. Streitwieser.  “The first step is to stop by the MedAire booth at NBAA and find out your risk level.”

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Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.

About MedAire, Inc.

Since 1986, MedAire has provided a life-saving solution of remote medical expertise, education, and equipment for travelers in the aviation and maritime industries. The company prepares its clients with knowledge, confidence, and the right resources and advice to handle remote medical situations. Using 20 years of medical incident data, MedAire continuously develops up-to-date and internationally-compliant products and services to meet the unique needs of the remote traveler. MedAire’s life-saving solution includes 24/7 direct telephonic access to board-certified physicians, medical education, medical kits and defibrillators. Based in Phoenix, AZ, MedAire is listed under MDE on the Australian Stock Exchange and can be found online at www.MedAire.com.